Exhibit 3

SUNSTONE HOTEL INVESTORS, INC.

ARTICLES SUPPLEMENTARY OF SERIES C CUMULATIVE CONVERTIBLE

REDEEMABLE PREFERRED STOCK

Sunstone Hotel Investors, Inc., a Maryland corporation (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article VI of the Corporation’s Articles of Amendment and Restatement (as the same may be amended or supplemented, the “Charter”), the Board of Directors, by resolutions duly adopted on April 22, 2005, classified and designated 4,102,564 shares of the unissued preferred stock, par value $0.01 per share, of the Corporation as Series C Cumulative Convertible Redeemable Preferred Stock, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections thereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

Section 1. Number of Shares, Designation and Ranking. This series of preferred stock shall be designated as Series C Cumulative Convertible Redeemable Preferred Stock, and the number of shares which shall constitute such series shall be 4,102,564 shares, par value $0.01 per share, which number may be decreased (but not below the aggregate number thereof then outstanding and/or which have been reserved for issuance) from time to time by the Board of Directors and is hereafter in these Articles Supplementary called the “Series C Preferred Stock”. Each share of Series C Preferred Stock shall be identical in all respects to each other share of Series C Preferred Stock.

Section 2. Definitions. For purposes of the Series C Preferred Stock, the following terms shall have the meanings indicated:

“Adjusted EBITDA” shall mean with respect to any person for any period, (a) EBITDA for the consecutive four fiscal quarters of the Corporation most recently ended, less (b) the FF&E Reserve for all Assets for such four fiscal quarters; provided that calculations which pertain to the fiscal quarters of the Corporation ending on or prior to December 31, 2004 shall be made on a pro forma basis, including to give effect to the IPO and the Formation and Structuring Transactions.

“Affiliate” of, or Person “Affiliated” with, a specified Person, shall mean a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified.

“Assets” shall mean Hotel Assets, Development Assets and Joint Venture Assets.

“Base Dividend” shall have the meaning set forth in Section 3(a).

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Business Day” shall mean each day other than a Saturday or Sunday which is not a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

“Capitalized Leases” shall mean all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Change of Control” shall mean each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than the Investor or any of its controlled Affiliates) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 35% of the Corporation’s outstanding capital stock with voting power, under ordinary circumstances, to elect directors of the Corporation; (ii) other than with respect to the election, resignation or replacement of any director designated, appointed or elected by the holders of the Series C Preferred Stock or other series of preferred stock that is on parity with the Series C Preferred Stock upon liquidation and as to payment of dividends, in each case pursuant to the terms of such securities (each a “Preferred Director”), during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of 75% of the directors of the Corporation (excluding Preferred Directors) (the “Incumbent Board”) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office; (iii) the Corporation (which shall include for this purpose any one or more of its directly or indirectly wholly-owned subsidiaries) ceases to be the sole managing member of the Operating Partnership; or (iv) (A) the Corporation consolidating with or merging into another entity or conveying, transferring or leasing all or substantially all of its assets (including, without limitation, real property investments) to any individual or entity in a single transaction or series of related transactions, or (B) any corporation or other entity consolidating with or merging into the Corporation; provided, however, that the events described in clause (iv) shall not be deemed to be a Change of Control if either (a) if the sole purpose of such event is that the Corporation is seeking to change its domicile to a different U.S. state or to change its form of organization from a corporation to a statutory business trust (b) such events constitute a Qualifying Survivor Transaction, or (c) such events constitute a Qualifying Stock Merger Transaction.

“Change of Control Repurchase Event” shall have the meaning set forth in Section 8(a).

“Closing Date” shall mean the date of execution of the Purchase Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Common Equity Market Capitalization” shall mean, for any entity as of any date, the product of (a) the number of shares of common stock of such entity outstanding as of such date, multiplied by (b) the Fair Market Value per share of such common stock on such date.

“Common Special Dividend” shall have the meaning set forth in Section 3(c).

“Common Stock” shall mean the Corporation’s common stock, par value $0.01 per share.

“Consolidated” shall mean the consolidation of accounts in accordance with GAAP.

“Constituent Person” shall have the meaning set forth in Section 7(e).

“Contingent Obligations” shall mean, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Conversion Date” shall have the meaning set forth in Section 7(a).

“Conversion Price” shall mean the conversion price per share of Common Stock for which each share of Series C Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 6. The initial Conversion Price shall be $24.375.

“Conversion Dividend Period” shall have the meaning set forth in Section 7(b).

“Converting Holders” shall have the meaning set forth in Section 7(b).

“Current Market Price” of publicly traded Common Stock or any other class of stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange (“NYSE”) or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market (“NASDAQ”) or, if such security is not quoted on NASDAQ, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. (the “NASD”) or, if bid and asked prices for such security on such day shall not have been reported through the NASD, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all Debt for Borrowed Money of such Person, (b) all Obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not overdue by more than 60 days, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person (other than Preferred Interests that are issued by the Corporation or the Operating Partnership and classified as either equity or minority interests pursuant to GAAP) or any warrants, rights or options to acquire such Equity Interests, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the fair market value thereof determined by the Corporation in good faith in accordance with GAAP, (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; provided, however, that in the case of the Corporation and its Subsidiaries “Debt” shall also include, without duplication, the JV Pro Rata Share of Debt for each Joint Venture.

“Debt for Borrowed Money” of any Person shall mean all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided, however, that in the case of the Corporation and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture; and provided further, however, that as used in the definition of “Fixed Charge Coverage Ratio”, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition of Equity Interests) by the Corporation or any of its Subsidiaries during the applicable consecutive four fiscal quarters of the Corporation, the term “Debt for Borrowed Money” (a) shall include, in the case of an acquisition, any Debt for Borrowed Money directly relating to such Asset existing immediately following such acquisition computed as if such indebtedness also existed for the portion of such period that such Asset was not owned by the Corporation or such Subsidiary, and (ii) shall exclude, in the case of a disposition, for such period any Debt for Borrowed Money to which such Asset was subject to the extent such Debt for Borrowed Money was repaid or otherwise terminated upon the disposition of such Asset.

“Default Dividend” shall have the meaning set forth in Section 3(d).

“Development Assets” shall mean all Real Property acquired for development into Hotel Assets that, in accordance with GAAP, would be classified as development property on a Consolidated balance sheet of the Corporation and its Subsidiaries.

“Dividends” shall have the meaning set forth in Section 3.

“Dividend Periods” with respect to any share of Series C Preferred Stock, shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period for any share of Series C Preferred Stock, which shall commence on the Issue Date for such share of Series C Preferred Stock and end on and include the last day of the calendar quarter which includes such Issue Date).

“EBITDA” shall mean, for any period, (a) the sum of (i) net income (or net loss) from continuing operations (excluding gains (or losses) from extraordinary and unusual items and one-time expenses related to the IPO), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, (vi) gains (or losses) from sales of assets and (vii) impairment charges, in each case of the Corporation and its Subsidiaries determined on a Consolidated basis and in accordance with GAAP for such period, plus (b) with respect to each Joint Venture, the JV Pro Rata Share of the sum of (i) net income (or net loss) (excluding gains (or losses) from extraordinary and unusual items), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense and (v) amortization expense of such Joint Venture, in each case determined on a Consolidated basis and in accordance with GAAP for such period; provided, however, that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition of Equity Interests) by the Corporation or any of its Subsidiaries during such period, EBITDA will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to the acquired Asset’s actual EBITDA (computed as if such Asset was owned by the Corporation or one of its Subsidiaries for the entire period) generated during the portion of such period that such Asset was not owned by the Corporation or such Subsidiary, and (2) in the case of a disposition, by subtracting therefrom an amount equal to the actual EBITDA generated by the Asset so disposed of for such consecutive four fiscal quarter period; and provided further, that calculations which pertain to the fiscal quarters of the Corporation ending on or prior to December 31, 2004 shall be made on a pro forma basis, including to give effect to the IPO and the Formation and Structuring Transactions.

“Equity Interests” shall mean, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Fair Market Value” shall mean, with respect to any security, the number obtained, for the 30 Trading Days before, and ending not later than, the earlier of the day in question and the day before the “ex date” with respect to any issuance or distribution requiring such computation, by dividing (a) the sum of the products for all sales of such security during such 30 Trading Day period of (i) the sale prices per share or unit of such security as reported on the consolidated transaction reporting system contemplated by Rule 11Aa3-1 of the Securities Exchange Act of 1934, as amended, times (ii) the number of shares or units of such security sold at such prices by (b) the total number of shares or units of such security sold during such 30 Trading Day period. The term “ex date”, when used with respect to any issuance or distribution, means the first day on which the applicable security trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day’s Current Market Price. Appropriate adjustments shall be made to the Fair Market

Value to maintain comparability during any 30 day Trading Day period in the event of any subdivision or combination of shares or units affecting such security, whether by stock split, stock dividend, recapitalization, reverse stock split or otherwise, which occurs during such 30 Trading Day period.

“FF&E Reserve” shall mean, with respect to any Asset for any fiscal period, an amount equal to 4% of total revenues from the operation of such Asset during such fiscal period.

“Financial Ratio Violation” shall mean that, as of the end of any date of determination, either (i) as of the end of each of the Corporation’s most recently completely four consecutive fiscal quarters, the Corporation’s Fixed Charge Coverage Ratio for the trailing 12-month period was less than 1.15:1; or (ii) the Corporation’s Total Leverage Ratio as of the last day of each of the Corporation’s most recently completed four consecutive fiscal quarters was greater than 8.0:1

“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) Adjusted EBITDA to (b) the sum of (i) interest (including capitalized interest) payable on, and amortization of debt discount in respect of (but not including any amortization of financing costs), all Debt for Borrowed Money plus (ii) scheduled amortization of principal amounts of all Debt for Borrowed Money payable (not including maturities) plus (iii) all dividends payable on any Preferred Interests, in each case, of or by the Corporation and its Subsidiaries for the consecutive four fiscal quarters of the Corporation most recently ended; provided, however, that calculations which pertain to the fiscal quarters of the Corporation ending on or prior to December 31, 2004 shall be made on a pro forma basis, including to give effect to the IPO and the Formation and Structuring Transactions.

“Formation and Structuring Transactions” shall mean the acquisition by the Corporation of membership units in the Operating Partnership from the contributing entities in exchange for consideration of cash and the Corporation’s contribution of certain assets and cash to the Operating Partnership in exchange for additional membership units in the Operating Partnership, in each case, all as more fully described in the Registration Statement on Form S-11 filed with the Securities and Exchange Commission in connection with the IPO (File no. 333-117141).

“Fully Junior Stock” shall mean the Common Stock and any other class or series of stock of the Corporation now or hereafter issued and outstanding over which the Series C Preferred Stock has preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“GAAP” shall mean United States generally accepted accounting principles.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hotel Asset” shall mean Real Property (other than any Joint Venture Asset) that operates or is intended to be operated as a hotel, resort or other lodging for transient use of rooms or is a structure from which a hotel, resort or other lodging for transient use of rooms is operated or intended to be operated.

“Incumbent Board” shall have the meaning set forth in the definition of “Change of Control.”

“Investor” shall mean Security Capital Preferred Growth Incorporated and its successors and assigns.

“IPO” shall mean the initial public offering of common stock in the Corporation and its registration as a public company with the Securities and Exchange Commission, which occurred on October 26, 2004.

“Issue Date” with respect to any share of Series C Preferred Stock shall mean the date on which such share of Series C Preferred Stock is issued.

“Joint Venture” shall mean any joint venture (a) in which the Corporation or any of its Subsidiaries holds any Equity Interest and (b) the accounts of which would not appear on the Consolidated financial statements of the Corporation.

“Joint Venture Asset” shall mean, with respect to any Joint Venture at any time, the assets owned by such Joint Venture at such time.

“Junior Stock” shall mean the Common Stock and any other class or series of stock of the Corporation now or hereafter issued and outstanding over which the Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“JV Pro Rata Share” shall mean, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total book value of all Equity Interests in such Joint Venture held by the Corporation and any of its Subsidiaries by (b) the total book value of all outstanding Equity Interests in such Joint Venture at such time.

“Lien” shall mean any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidation Preference” shall have the meaning set forth in Section 4(a).

“NASD” shall have the meaning set forth in the definition of “Current Market Price”.

“NASDAQ” shall have the meaning set forth in the definition of “Current Market Price”.

“Non-Electing Share” shall have the meaning set forth in Section 7(e).

“NYSE” shall have the meaning set forth in the definition of “Current Market Price”.

“Obligations” shall mean, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured.

“Operating Partnership” shall mean Sunstone Hotel Partnership, LLC, a Delaware limited liability company.

“Parity Stock” shall have the meaning set forth in Section 10(c).

“Person” shall mean any individual, firm, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Director” shall have the meaning set forth in the definition of “Change of Control.”

“Preferred Interest” shall mean, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Principal Market Repurchase Event” shall have the meaning set forth in Section 8(a).

“Purchase Agreement” shall mean the Series C Cumulative Convertible Redeemable Preferred Stock Purchase Agreement dated as of April 27, 2005 among the Investor, the Corporation and the Operating Partnership.

“Qualifying Stock Merger Transaction” shall mean an event of the type described in clause (iv) of the definition of Change of Control that does not constitute a Qualifying Survivor Transaction and where (i) at least 75% of the number of shares of Common Stock outstanding immediately prior to the consummation of such event are converted into common stock of the surviving entity, (ii) the entity with which the Corporation is merging or combining or to which the Corporation is conveying, transferring or leasing all or substantially all of its assets has common stock listed for trading on the NYSE or

NASDAQ, and has a Common Equity Market Capitalization greater than the lesser of $1 billion or 1.5 times the Corporation’s Common Equity Market Capitalization as of the Business Day immediately preceding the date on which the Corporation enters into an agreement to consummate such event, (iii) the surviving entity is organized under the laws of a U.S. state, and has its principal place of business in the United States, and (iv) the common stock of the surviving entity is listed for trading on the NYSE or NASDAQ.

“Qualifying Survivor Transaction” shall mean an event of the type described in clause (iv) of the definition of Change of Control where (i) the holders of the exchanged securities of the Corporation immediately after such transaction beneficially own at least a majority of the securities of the merged or consolidated entity normally entitled to vote in elections of directors, (ii) the chairman and or an officer of the Corporation immediately prior to the execution of the transaction agreement is the chairman, the chief executive officer or the president of the merged or consolidated company, (iii) the individuals who were members of the Incumbent Board immediately prior to the execution of the transaction agreement constitute at least 35% of the members of the board of directors of the merged or consolidated company, (iv) the surviving entity is organized under the laws of a U.S. state, and has its principal place of business in the United States, and (v) the common equity securities of the surviving entity are listed for trading on the NYSE or the NASDAQ.

“Ratchet Dividend” shall have the meaning set forth in Section 3(b).

“Real Property” shall mean all right, title and interest of the Operating Partnership and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies and personal property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

“Redemption Date” shall have the meaning set forth in Section 6(d).

“Redemption Dividend Period” shall have the meaning set forth in Section 6(b).

“REIT Termination Event” shall mean the earliest to occur of:

(i)	the filing of a federal income tax return by the Corporation for any taxable year on which the Corporation does not compute its income as a real estate investment trust;

(ii)	the approval by the stockholders of the Corporation of a proposal for the Corporation to cease to qualify as a real estate investment trust;

(iii)	the approval by the Board of Directors of the Corporation of a proposal for the Corporation to cease to qualify as a real estate investment trust;

(iv)	a determination by the Board of Directors of the Corporation, based on the advice of counsel, that the Corporation has ceased to qualify as a real estate investment trust; or

(v)	a “determination” within the meaning of Section 1313(a) of the Code that the Corporation has ceased to qualify as a real estate investment trust.

“Repurchase Date” shall have the meaning set forth in Section 8(a).

“Repurchase Dividend Period” shall have the meaning set forth in Section 8(a).

“Repurchase Offer” shall have the meaning set forth in Section 8(a).

“Repurchase Payment” shall have the meaning set forth in Section 8(a).

“Series C Preferred Stock” shall have the meaning given such term in the preamble to these Articles Supplementary.

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of stock ranking on a parity with the Series C Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series C Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Special Dividend” shall have the meaning set forth in Section 3(c).

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Surrender Date” shall have the meaning set forth in Section 6(d).

“Total Debt” shall mean, at any date of determination, all Consolidated Debt of the Corporation and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Corporation.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Total Debt to (ii) EBITDA as at the end of the most recently ended fiscal quarter of the Corporation.

“Trading Day” shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on NASDAQ, or if such securities are not quoted on NASDAQ, in the securities market in which the securities are traded.

“Transaction” shall have the meaning set forth in Section 7(e).

“Transfer Agent” shall mean the Corporation, or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Series C Preferred Stock.

Section 3. Dividends.

Dividends for each Dividend Period shall consist of Base Dividends plus Ratchet Dividends, Special Dividends and Default Dividends, if any, each as defined below (collectively referred to herein as “Dividends”). All Dividends shall be cumulative from the Issue Date whether or not in any Dividend Period or Dividend Periods (i) such Dividends shall be authorized or declared, (ii) there shall be funds legally available for the payment of such Dividends or (iii) any agreement prohibits payment of such Dividends.

(a) Base Dividend. Holders of the Series C Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, and except as provided in Section 3(b) below, out of funds legally available for payment, cash dividends at the rate of $0.393 per share of Series C Preferred Stock per quarter (“Base Dividend”). Base Dividends shall be payable quarterly in arrears on the 15th day after the end of the applicable Dividend Period (on the 15th day of January, April, July and October of each year), or if such day is not a Business Day, the next succeeding Business Day, to holders of record at the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable dividend payment date.

(b) Ratchet Dividend. With respect to each Dividend Period, holders of the Series C Preferred Stock shall be entitled to a ratchet dividend per share of Series C Preferred Stock (a “Ratchet Dividend”) in an amount equal to (i) the sum of the products of (x) each dividend paid or payable on a share of Common Stock (excluding Common Special Dividends), having a record date within the applicable Dividend Period, and (y)

the number of shares of Common Stock into which a share of Series C Preferred Stock is convertible as of the record date for such dividend minus (ii) the product of (x) $0.339 (such number to be equitably adjusted to reflect any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like by the Corporation) and (y) the number of shares of Common Stock into which a shares of Series C Preferred Stock is convertible as of the record date for the Ratchet Dividend.

Ratchet Dividends shall be payable quarterly in arrears on the 15th day after the end of the applicable Dividend Period (on the 15th day of January, April, July and October of each year), or if such day is not a Business Day, the next succeeding Business Day, to holders of record at the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable dividend payment date. Any such Ratchet Dividend shall be in addition to and shall not reduce any Base Dividend, Special Dividend or Default Dividend, if any, for the applicable Dividend Period.

(c) Special Dividend. In the event the Corporation declares a special or extraordinary cash dividend or distribution on the Common Stock (a “Common Special Dividend”), holders of the Series C Preferred Stock shall be entitled to receive a special dividend per share of Series C Preferred Stock (a “Special Dividend”) in an aggregate amount equal to the product of (i) any Common Special Dividend and (ii) the number of shares of Common Stock into which a share of Series C Preferred Stock is convertible as of the record date of such Special Dividend. Any such Special Dividend shall be paid to holders of the Series C Preferred Stock as of the record date for the Common Special Dividend and shall be paid on the payment date for the Common Special Dividend. Any such Special Dividend shall be deemed to be a dividend payable to holders of Series C Preferred Stock for the Dividend Period in which the record date for the corresponding Common Special Dividend falls, and shall be in addition to and shall not reduce any Base Dividend, Ratchet Dividend or Default Dividend, if any, for such Dividend Period.

(d) Default Dividend. For any Dividend Period during which dividends on the Series C Preferred Stock have been in arrears for four or more quarters or for which a Financial Ratio Violation exists as of the end of such period, holders of Series C Preferred Stock shall be entitled to a default dividend (a “Default Dividend”) in an amount equal to one-half of one percent (0.50%) per quarter of the Liquidation Preference per share of Series C Preferred Stock for such Dividend Period. Default Dividends shall be payable quarterly in arrears on the 15th day after the end of the applicable Dividend Period (on the 15th day of January, April, July and October of each year), or if such day is not a Business Day, the next succeeding Business Day, to holders of record at the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable dividend payment date. If as of the applicable dividend payment date, it cannot be conclusively determined whether a Financial Ratio Violation exists, the Company shall make such payment as soon as practicable after a determination has been made, but in no event later than the date that the compliance certificate required by Section 6.16 of the Purchase Agreement must be delivered to the Investor. Any such Default Dividend shall be in addition to and shall not reduce any Base Dividend, Ratchet Dividend or Special Dividend for the applicable Dividend Period.

(e) Nature of Dividends. Base Dividends, Special Dividends, Ratchet Dividends and Default Dividends shall all be considered to be Dividends on the Series C Preferred Stock and shall have equal priority to one another and shall be senior in priority to dividends on any stock which is Junior Stock with respect to the payment of dividends, subject to the terms of this Section 3.

(f) Accumulated and Unpaid Dividends. Accumulated but unpaid Dividends for any past quarterly Dividend Period(s) may be declared and paid at any time, without reference to any regularly scheduled quarterly dividend payment date, to holders of record on such date, not exceeding 50 days preceding such dividend payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular Dividend. Any Dividend payment made on Series C Preferred Stock shall first be credited against the earliest accrued but unpaid Dividend due with respect to Series C Preferred Stock which remains payable.

(g) Initial Dividends and Other Matters. The initial Dividend Period for any share of Series C Preferred Stock will include a partial Base Dividend, Ratchet Dividend and Default Dividend, if any, for the period from the Issue Date until the last day of the calendar quarter which includes such Issue Date. Ratchet Dividends, if any, will be calculated (but paid in accordance with the immediately preceding sentence) for any such initial Dividend Period as though the share of Series C Preferred Stock had been outstanding for the entire Dividend Period. The amount of Base Dividend, Ratchet Dividend and Default Dividend, if any, payable for such initial period on the Series C Preferred Stock shall be computed by dividing the number of days in such period by the actual number of days in the quarter for which such dividends are being computed and multiplying the result by the Base Dividend, Ratchet Dividend and Default Dividend, if any. Holders of Series C Preferred Stock shall not be entitled to any Dividends in excess of cumulative Dividends on the Series C Preferred Stock. No interest shall be payable in respect of any Dividend payment or payments on the Series C Preferred Stock which may be in arrears.

(h) Regarding Parity Stock. So long as any Series C Preferred Stock remains outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Stock for any period unless full cumulative Dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all Dividend Periods ending on or prior to the date of declaration or payment on such class or series of Parity Stock. When Dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all Dividends declared upon Series C Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of Dividends accumulated and unpaid on the Series C Preferred Stock and accumulated and unpaid dividends on such Parity Stock.

(i) Regarding Junior Stock. So long as any Series C Preferred Stock remains outstanding, no dividends (other than dividends or distributions paid solely in Fully Junior Stock, or options, warrants or rights to subscribe for or purchase, Fully Junior Stock) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Stock) by the Corporation or any subsidiaries or controlled Affiliates, directly or indirectly (except by conversion into or exchange for Fully Junior Stock or options, warrants or rights to subscribe for or purchase Fully Junior Stock), unless in each case (i) the full cumulative dividends on all outstanding Series C Preferred Stock and any other Parity Stock of the Corporation shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all Dividend Periods ending on or prior to the date of declaration or payment with respect to the Series C Preferred Stock and all dividend periods ending on or prior to the date of declaration or payment with respect to such Parity Stock and (ii) no Financial Ratio Violation exists. Subject to the foregoing, and not otherwise, such dividends and distributions may be authorized by the Board of Directors and declared and paid on Common Stock by the Corporation from time to time out of any funds legally available therefor, and the Series C Preferred Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise, except as provided in Section 3(b) or (c) hereof.

(j) Prohibitions. No distributions on Series C Preferred Stock shall be authorized by the Board of Directors or declared and paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law; provided that no such prohibition or restriction described in this paragraph (j) shall limit the accrual or accumulation of Dividends as described above in this Section 3.

(k) Permitted Distributions. In determining, with respect to the Series C Preferred Stock, whether a distribution by dividend, redemption or other acquisition of stock or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

(l) Allocations. If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock, then the portion of the capital gains amount that shall be allocable to the holders of Series C Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series C Preferred Stock for the year bears to the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of stock ranking senior to the Series C Preferred Stock upon liquidation, distribution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of the Series C Preferred Stock shall be entitled to receive twenty-four dollars and thirty seven and one-half cents ($24.375) (the “Liquidation Preference”) per share of Series C Preferred Stock plus an amount equal to all accumulated, accrued and unpaid Dividends (whether or not earned or declared), if any, thereon to the date of liquidation, dissolution or winding up of the affairs of the Corporation (any such date, a “Series C Liquidation Date”). The Dividend payable with respect to the Dividend Period containing the Series C Liquidation Date shall be equal to the sum of (x) any Special Dividend determined pursuant to Section 3 above with respect to such Dividend Period plus (y) the product of the Dividend determined pursuant to Section 3 above for the preceding Dividend Period (but excluding any Special Dividend for such preceding Dividend Period) times a fraction equal to the actual number of days elapsed from the end date of the calendar quarter most recently completed to the relevant Series C Liquidation Date over the actual number of days in the calendar quarter. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series C Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such Series C Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or conveyance of all or substantially all of the Corporation’s property or business or (iii) a statutory share exchange, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation. Other than as set forth in this Section 4(a), the holders of Series C Preferred Stock shall not be entitled to any additional payment upon any liquidation, dissolution or winding up of the Corporation.

(b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Series C Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series C Preferred Stock, as provided in this Section 4, the holders of Series C Preferred Stock shall have no other claim to the remaining assets of the Corporation and any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Stock shall not be entitled to share therein.

(c) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, or by recognized overnight courier, not less than 30 or more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(d) The liquidation preference of the outstanding Series C Preferred Stock will not be added to the liabilities of the Corporation for the purpose of determining whether under Maryland law a distribution may be made to stockholders of the Corporation whose preferential rights upon dissolution of the Corporation are junior to those of holders of the Series C Preferred Stock.

Section 5. [Intentionally omitted]

Section 6. Redemption at the Option of the Corporation.

(a) The Series C Preferred Stock shall not be redeemable by the Corporation prior to the fifth anniversary of the Closing Date. The Corporation, at its option, upon giving notice as provided below, may redeem the Series C Preferred Stock, in whole at any time or from time to time in part (except as provided below), on and after the fifth anniversary of the Closing Date, upon written notice to each holder of Series C Preferred Stock. Any such redemption by the Corporation shall be out of funds legally available therefor at a redemption price payable in cash equal to 100% of the Liquidation Preference per share of Series C Preferred Stock (plus all accumulated, accrued and unpaid Dividends, whether or not earned or declared, as provided in paragraph (b) below).

(b) Upon any redemption of Series C Preferred Stock pursuant to this Section 6, the Corporation shall pay in cash all accumulated, accrued and unpaid Dividends, whether or not earned or declared, if any, with respect to the Initial Dividend Period and all full Dividend Periods ended prior to the Redemption Date, without interest. In addition, without limiting the amount of Dividends to which a holder of Series C Preferred Stock is entitled pursuant to the immediately preceding sentence, on the fifteenth day of the first calendar quarter which begins following the Redemption Date (or if such day is not a Business Day, the next succeeding Business Day), the Corporation shall pay in cash to such holders upon redemption a pro rata Dividend, whether or not earned or declared, on each such share of Series C Preferred Stock so redeemed for the Dividend Period in which the redemption occurred (the “Redemption Dividend Period”), which Dividend shall be equal to the product of (x) the value per share of Series C Preferred Stock of all Dividends (except Special Dividends determined pursuant to Section 3(c)) as to which record dates occurred (or would have occurred if the Series C Preferred Stock had been outstanding for the entire Redemption Dividend Period) during the Redemption Dividend Period multiplied by (y) the ratio of (a) the number of days from the last day of the preceding Dividend Period to, and including, the date of redemption of such Series C Preferred Stock to (b) the actual number of days in the Redemption Dividend Period.

Notwithstanding the foregoing, if any Special Dividend is payable on a dividend payment date on or after the Redemption Date, but as to which the dividend record date preceded the Redemption Date, then the holders upon redemption shall remain entitled to receive such Special Dividend on the applicable dividend payment date, notwithstanding the prior redemption.

(c) Notwithstanding anything to the contrary contained herein, unless full cumulative Dividends on all Series C Preferred Stock shall have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series C Preferred Stock shall be redeemed unless all outstanding Series C Preferred Stock are simultaneously redeemed. In addition, unless full cumulative Dividends on all outstanding Series C Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, the Corporation shall not, and shall cause its subsidiaries and controlled Affiliates not to, purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of, any Series C Preferred Stock or any other class or series of Junior Stock or Parity Stock (except by conversion into or exchange for shares of any class or series of Junior Stock). Notwithstanding the foregoing, this paragraph (c) shall not prevent the purchase or acquisition of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Stock or as otherwise approved by a majority of the Series C Preferred Stock outstanding.

(d) Notice of the redemption of any Series C Preferred Stock under this Section 6 shall be mailed by first-class mail or recognized overnight courier to each holder of record of Series C Preferred Stock to be redeemed at the address of each such holder as shown on the Corporation’s records, not less than 30 nor more than 90 days prior to the Redemption Date (as defined below). Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such mailed notice shall state, as appropriate: (1) the date set for redemption (the “Redemption Date”); (2) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places at which certificates representing such shares are to be surrendered; (5) the then-current Conversion Price; and (6) that dividends on the shares to be redeemed shall cease to accrue on such Redemption Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series C Preferred Stock so called for redemption shall cease to accrue, (ii) such shares shall no longer be deemed to be outstanding, and (iii) except as set forth in paragraph (b) above, all rights of the holders thereof as holders of Series C Preferred Stock shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends accumulated, accrued and unpaid thereon). The Corporation’s obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit with a bank or trust company that has an office in the Borough of Manhattan, City of New York, and that has capital and surplus of at least $150,000,000 cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series C Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of Series C Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

As promptly as practicable after the surrender in accordance with such notice of the certificates representing any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state) (the “Surrender Date”), but in no event later than the Business Day immediately following the latest of the Surrender Date or the Redemption Date, such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding shares of Series C Preferred Stock is to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series C Preferred Stock not previously called for redemption pro rata (as nearly as may be), by lot or by any other method determined by the Corporation in its reasonable discretion to be equitable. If fewer than all the shares of Series C Preferred Stock represented by any certificate is redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

Section 7. Conversion. Holders of Series C Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

(a) Conversion Generally. Subject to and upon compliance with the provisions of this Section 7, a holder of Series C Preferred Stock shall have the right, at his or her option, at any time from time to time (such time being, the “Conversion Date”), to convert all or any portion of such shares into the number of fully paid and non-assessable shares of Common Stock obtained by dividing the aggregate Liquidation Preference of such shares by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section 7) by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 7; provided, however, that the right to convert shares called for redemption pursuant to Section 7 shall terminate at the close of business on the Redemption Date fixed for such redemption, unless the Corporation shall default in making payment of the cash payable upon such redemption under Section 7.

(b) Exercise of Conversion Rights. In order to exercise the conversion right, the holder of each share of Series C Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof irrevocably elects to convert such share of Series C Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series C Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid or are not required to be paid).

Upon any conversion of Series C Preferred Stock, the Corporation shall pay in cash to the holders of the Series C Preferred Stock being so converted (the “Converting Holders”) all accumulated, accrued and unpaid Dividends, whether or not earned or declared, if any, with respect to the Initial Dividend Period and all full Dividend Periods ended prior to the Conversion Date. Such payment shall be made as promptly as practicable following the Conversion Date, but in no event later than the Business Day immediately following the Conversion Date.

In addition, on the fifteenth day of the first calendar quarter which begins following the Conversion Date (or if such day is not a Business Day, the next succeeding Business Day), the Corporation shall pay in cash to such Converting Holders a pro rated Dividend, whether or not earned or declared, on each share of Series C Preferred Stock so converted for the Dividend Period in which the conversion occurred (the “Conversion Dividend Period”), which Dividend shall be equal to the sum of the following: (i) the product of (x) the value per share of Series C Preferred Stock of all Dividends (except Special Dividends determined pursuant to Section 3(c)) as to which record dates occurred

(or would have occurred if the Series C Preferred Stock had been outstanding for the entire Conversion Dividend Period) during the Conversion Dividend Period, multiplied by (y) the ratio of (a) the number of days from the last day of the preceding Dividend Period to but excluding the date of conversion of such Series C Preferred Stock, to (b) the actual number of days in the Conversion Dividend Period; plus (ii) the product of (x) the value per share of Common Stock of all common stock dividends (excluding Common Special Dividends as described in Section 3(c)) as to which record dates occurred during the Conversion Dividend Period, multiplied by (y) the conversion ratio at which the applicable shares of Series C Preferred Stock were converted, multiplied by (z) the ratio of (a) the number of days from and including the date of conversion of the Series C Preferred Stock through the last day of the Conversion Dividend Period to (b) the actual number of days in the Conversion Dividend Period; minus (iii) the product of (x) the value per share of Common Stock of all common stock dividends as to which record dates occurred during the Conversion Dividend Period but after the date of conversion, and (y) the conversion ratio at which the applicable shares of Series C Preferred Stock were converted.

Notwithstanding the foregoing, if any Special Dividend is payable on a dividend payment date on or after the Conversion Date, but as to which the dividend record date preceded the Conversion Date, then the Converting Holders shall remain entitled to receive such Special Dividend on the applicable dividend payment date, notwithstanding the prior conversion.

As promptly as practicable after the surrender of certificates for Series C Preferred Stock as aforesaid (but in any event not later than the Business Day following surrender if the Common Stock is issued in book entry form (via the facilities of the Depository Trust Company or otherwise) or the third Business Day following surrender otherwise), the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates representing Series C Preferred Stock shall have been surrendered and such notice shall have been received by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates representing Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date.

(c) No Fractional Shares. No fractional shares or scrip representing fractions of Common Stock shall be issued upon conversion of any share of the Series C Preferred

Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series C Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series C Preferred Stock so surrendered.

(d) Adjustments to Conversion Price. The Conversion Price shall be adjusted from time to time as follows:

(i) Stock splits, etc. If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its Common Stock in Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of stock by reclassification of its Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above as if such Series C Preferred Stock had been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the Business Day next following the record date in the case of a dividend or distribution and shall become effective immediately after the effectiveness of a subdivision, combination or reclassification.

(ii) Short-term rights offerings. If the Corporation shall issue after the Issue Date rights, options or warrants, whether or not the rights to exchange or convert thereunder are immediately exercisable, to all holders of Common Stock, and does not simultaneously issue such rights, options or warrants to the holders of Series C Preferred Stock, entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than 95% (100% if a stand-by underwriter is used and charges the Corporation a commission) of the Fair Market Value per share of Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the Business Day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (y) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Stock would purchase at 95% of such Fair Market Value per share of Common Stock (or 100% in the case of a stand-by underwriting), and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (y) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date. In determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase Common Stock at less than 95% of such Fair Market Value per share of Common Stock (or 100% in the case of a stand-by underwriting), there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors in a reasonable manner and described in a resolution of the Board of Directors. To the extent that Common Stock is not delivered pursuant to such rights, options or warrants, upon the expiration or termination of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights, options or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights, options or warrants had not been fixed.

(iii) Other non-cash distributions. If the Corporation shall distribute to all holders of its Common Stock any securities of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (other than cash dividends or distributions as to which the provisions of Sections 3((b) or (c) apply) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) collectively called the “Securities” and individually a “Security”), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (x) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (y) a fraction, the numerator of which shall be the Fair Market Value per share of Common Stock on the record date mentioned below less the then fair market value (as determined in good faith by the Board of Directors in a reasonable manner and described in a resolution of the Board of Directors) of the portion of the Securities or assets or evidences of indebtedness so distributed or of such rights, options or warrants applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of Common Stock on the record date mentioned below. Such adjustment shall become effective on the date of distribution retroactive to the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Security, which is distributed not only to the holders of the Common Stock on the date fixed for the determination of stockholders entitled to such distribution of such Security, but also is distributed with each share of Common Stock delivered to a Person converting a share of Series C Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); provided that on the date, if any, on which a Person converting a share of Series C Preferred Stock would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be “the date fixed for the determination of the stockholders entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences). If any dividend or distribution of the type described in this paragraph (iii) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(iv) Shareholder rights plans. Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of subparagraph (iii) (and no adjustment to the Conversion Price under subparagraph (iii) will be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different securities, evidences of indebtedness or other assets or entitle the holder to purchase a different number or amount of the foregoing or to purchase any of the foregoing at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and record date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof to the extent not exercised). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Price under subparagraph (iii), (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution (but not a distribution paid exclusively in cash), equal to the per share redemption or repurchase price received by a holder of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants all of which shall have expired or been terminated without exercise, the Conversion Price shall be readjusted as if such rights and warrants had never been issued.

(v) Issuer self-tender or exchange offers. In case a tender or exchange offer (which term shall not include open market repurchases by the Corporation) made by the Corporation or any subsidiary or controlled Affiliate of the Corporation for all or any portion of the Common Stock shall expire and such tender or exchange offer shall require the payment by the Corporation or such subsidiary or controlled Affiliate of consideration per share of Common Stock having a fair market value (as determined in good faith by the Board of Directors in a reasonable manner and described in a resolution of the Board of Directors), at the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer, that exceeds the Fair Market Value per share of Common Stock as of the date of the announcement of such tender or exchange offer, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph, by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time, multiplied by the Fair Market Value per share of Common Stock as of the date of the announcement of such tender or exchange offer, and the denominator shall be the sum of (A) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any maximum, being referred to as the “Purchased Shares”) and (B) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Fair Market Value per share of Common Stock as of the date of the announcement of such tender or exchange offer, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time. In the event the Corporation or any subsidiary or controlled Affiliate is obligated to purchase shares pursuant to any such tender offer, but the Corporation or such subsidiary or controlled Affiliate is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender offer had not been made.

(vi) [Intentionally omitted]

(vii) Other conversion price adjustment matters. No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subparagraph (vii)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Stock pursuant to any plan available to all holders of Common Stock and the holders of the Series C Preferred Stock providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under such plan. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-hundredth of a share (with .005 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any share dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase shares or securities, or distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable. To the extent permitted by applicable law, the Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days, the reduction is irrevocable during the period and the Board of Directors shall have made a determination that such reduction would be in the best interests of the Corporation, which determination shall be conclusive. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to the holder of each share of Series C Preferred Stock at his or her last address appearing on the share register a notice of reduction prior to the date the reduced Conversion Price takes effect and such notice shall state the reduced Conversion Price and the period during which it will be in effect.

(e) Certain Transactions. If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for 40% or more of its Common Stock, sale or lease of all or substantially all of the Corporation’s assets or recapitalization of the Common Stock but excluding any transaction as to which subparagraph (d)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which all or substantially all of the Common Stock is converted into the right to receive different securities or other property (including cash or any combination thereof), each share of Series C Preferred Stock which is not redeemed or converted into the right to receive different securities or other property prior to such Transaction shall thereafter be convertible, in lieu of Common Stock, into the kind and amount of different securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series C Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (“Constituent Person”), or an Affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purpose of this paragraph (e) the kind and amount of shares, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by holders of a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series C Preferred Stock that will contain provisions enabling the holders of the Series C Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

(f) Filing of Notice. If:

(i) the Corporation shall distribute to all holders of its Common Stock any Securities; or

(ii) the Corporation shall authorize the granting to all holders of Common Stock of rights, options or warrants to subscribe for or purchase any shares of any class or any other rights, options or warrants; or

(iii) there shall be any reclassification of the Common Stock (other than an event to which subparagraph (d)(i) of this Section 7 applies) or any consolidation or merger to which the Corporation is a party (other than a merger in which the Corporation is the surviving entity) or for which approval of any stockholders of the Corporation is required, or a statutory share exchange, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Stock or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

(iv) the Board of Directors makes any required determination pursuant to this Section 7; or

(v) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of Series C Preferred Stock at their addresses as shown on the records of the Corporation, as promptly as possible, but at least 10 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) details regarding any such Board of Directors determination and sufficient background information to understand such determination and the basis therefor. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

(g) Officer’s Certificate. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series C Preferred Stock at such holder’s last address as shown on the records of the Corporation.

(h) Adjustment Limitations; No Duplication. There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. In the event that any single action or transaction triggers adjustment of the Conversion Price under more than one subsection of paragraph (d) above, the Conversion Price shall be adjusted only pursuant to the terms of the relevant subsection of paragraph (d) above that results in the lowest adjusted Conversion Price with respect to the Series C Preferred Stock.

(j) Equitable Treatment. If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 7, that in the reasonable opinion of the Board of Directors would materially and adversely affect the conversion rights of the holders of the Series C Preferred Stock, the Conversion Price for the Series C Preferred Stock shall be adjusted downward, to the extent permitted by law, in such manner and at such time, as the Board of Directors, in its reasonable discretion, determines to be equitable in the circumstances.

(k) Reservation of Common Stock, etc. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of effecting conversion of the Series C Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series C Preferred Stock not theretofore converted. For purposes of this paragraph (k), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding Series C Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

Any Common Stock issued upon conversion of the Series C Preferred Stock shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Stock deliverable upon conversion of the Series C Preferred Stock, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable Common Stock at such adjusted Conversion Price.

The Corporation shall use its best efforts to list the Common Stock required to be delivered upon conversion of the Series C Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

The Corporation shall use its best efforts to comply with all federal and state securities laws and regulations thereunder in connection with the issuance of any securities that the Corporation shall be obligated to deliver upon conversion of the Series

C Preferred Stock. The certificates evidencing such securities shall bear such legends restricting transfer thereof in the absence of registration under applicable securities laws or an exemption therefrom as the Corporation may in good faith deem appropriate.

(l) Taxes. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Stock or other securities or property on conversion of the Series C Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Stock or other securities or property in a name other than that of the holder of the Series C Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

Section 8. Conditional Redemption at the Option of the Holder.

(a) If at any time (i) a Change of Control occurs (a “Change of Control Repurchase Event”), (ii) a REIT Termination Event occurs (a “REIT Repurchase Event”) or (iii) the Corporation shall cease to be listed for trading on the NYSE or NASDAQ (a “Principal Market Repurchase Event,” with any of (i), (ii) or (iii) above being a “Repurchase Event”), then the holders of Series C Preferred Stock shall have the right to require the Corporation, to the extent the Corporation shall have funds legally available therefor, to redeem any or all of the Series C Preferred Stock held by such holder at a repurchase price payable in cash (the “Repurchase Payment”) in an amount equal to 100% of the Liquidation Preference per share of Series C Preferred Stock (plus all accumulated, accrued and unpaid Dividends, whether or not earned or declared with respect to the initial Dividend Period and to all full Dividend Periods ended prior to the Repurchase Date) on the date payment is made available (the “Repurchase Date”) pursuant to the offer described in subsection (b) below (the “Repurchase Offer”). In addition, without limiting the amount of Dividends to which a holder of Series C Preferred Stock is entitled pursuant to the immediately preceding sentence, on the fifteenth day of the first calendar quarter which begins following the Repurchase Date (or if such day is not a Business Day, the next succeeding Business Day), the Corporation shall pay in cash to such holders upon redemption a pro rata Dividend, whether or not earned or declared, on each such share of Series C Preferred Stock so redeemed for the Dividend Period in which the redemption occurred (the “Repurchase Dividend Period”), which Dividend shall be equal to the product of (x) the value per share of Series C Preferred Stock of all Dividends (except Common Special Dividends determined pursuant to Section 3(c)) as to which record dates occurred (or would have occurred if the Series C Preferred Stock had been outstanding for the entire Repurchase Dividend Period) during the Repurchase Dividend Period multiplied by (y) the ratio of (a) the number of days from the last day of the preceding Dividend Period to, and including, the date of redemption of such Series C Preferred Stock to (b) the actual number of days in the Repurchase Dividend Period. If funds are not legally available to make the full

Repurchase Payment as described in this paragraph, then the Corporation shall make the Repurchase Payment to the extent such funds are legally available and shall make remaining Repurchase Payments immediately upon such funds becoming legally available therefor.

Notwithstanding the foregoing, if any Special Dividend is payable on a dividend payment date on or after the Repurchase Date, but as to which the dividend record date preceded the Repurchase Date, then the holders upon redemption shall remain entitled to receive such Special Dividend on the applicable dividend payment date, notwithstanding the prior redemption.

(b) Within 5 days following the Corporation becoming aware that a Repurchase Event has occurred, the Corporation shall mail by recognized overnight courier a notice to the each holder of Series C Preferred Stock stating (A) that a Repurchase Event has occurred and that such holder has the right to require the Corporation to repurchase any or all of the Series C Preferred Stock then held by such holder for cash, (B) the Repurchase Date (which shall be a Business Day, no earlier than 30 days and no later than 60 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of applicable law; provided, however, that if the Repurchase Event is the result of a transaction giving rise to a Change of Control consisting of an exchange of the Common Stock for cash or other securities, the date of repurchase shall be no later than the consummation of such exchange), (C) the repurchase price and (D) the instructions determined by the Corporation, consistent with this subsection, that such holder must follow in order to have its Series C Preferred Stock repurchased.

(c) On the Repurchase Date, the Corporation, to the extent lawful, shall accept for payment Series C Preferred Stock or portions thereof tendered by each holder of Series C Preferred Stock pursuant to the Repurchase Offer and promptly by wire transfer of immediately available funds to such holder, as directed by such holder, send an amount equal to the Repurchase Payment in respect of all Series C Preferred Stock or portions thereof so tendered.

(d) Notwithstanding anything else herein, to the extent they are applicable to any Repurchase Offer, the Corporation will comply with any federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted accordingly.

Section 9. Shares To Be Reacquired. All Series C Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued preferred stock, without discretion as to class or series, and subject to applicable limitations set forth in the Charter may thereafter be reissued as shares of any series of preferred stock.

Section 10. Ranking. The Series C Preferred Stock will rank:

(a) with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, prior or senior to any class or series of Common Stock of the Corporation and any other class or series of equity securities, if such class or series constitutes Fully Junior Stock;

(b) with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, prior or senior to any class or series of Common Stock of the Corporation and any other class or series of equity securities, if such class or series constitutes Junior Stock;

(c) with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, on a parity with any class or series of the equity securities of the Corporation if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of the Series C Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Stock”), which Parity Stock shall expressly include the Corporation’s Series A Cumulative Redeemable Preferred Stock and Series B Cumulative Redeemable Preferred Stock;

(d) with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, junior to any class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series C Preferred Stock; and

(e) junior to all of the existing and future indebtedness of the Corporation.

The term “equity securities” does not include convertible debt securities, which will rank senior to the Series C Preferred Stock.

Section 11. Voting. (a) Except as otherwise set forth herein, all holders of shares of Series C Preferred Stock shall be entitled to vote on an as-converted basis, voting as a single class together with the holders of the Common Stock, on all matters to be voted upon by the Corporation’s stockholders.

(b) (i) If a Financial Ratio Violation has occurred, then the holders of Series C Preferred Stock voting separately as a class shall be entitled to elect one director to serve on the Board of Directors, at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series C Preferred Stock called as hereinafter provided.

(ii) If and whenever dividends on the Series C Preferred Stock payable pursuant to these Articles are in arrears for two or more quarters, then the holders of Series C Preferred Stock voting separately as a class shall be entitled to elect two directors to serve on the Board of Directors, at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series C Preferred Stock called as hereinafter provided;

(iii) Other than as set forth in Section 11(b)(iv) below, the holders of Series C Preferred Stock shall be entitled to concurrently elect only one director under each of Section 11(b)(i) and (ii), such that the holders of Series C Preferred Stock cannot elect more than an aggregate of two directors pursuant to Sections 11(b)(i) and (ii) in the event each subsection is applicable.

(iv) Any necessary action to increase the number of directors then constituting the Board of Directors shall be taken as necessary to implement the terms of Sections 11(b)(i) and (ii) above. If upon the occurrence or continuance of any of the events described in this Section 11(b), the number of directors then constituting the Board of Directors shall be greater than 9 (10 in the case where the holders of Series C Preferred Stock then are entitled to elect one director and 11 in the case where they then are entitled to elect two directors), the number of directors constituting the Board of Directors shall be increased as necessary to maintain the ratio, as nearly as possible (rounding to the next largest whole number), of directors to be elected by the holders of the Series C Preferred Stock at 1:10 or 2:11 (depending on the number of directors the holders of the Series C Preferred Stock are entitled to elect under this Section 11).

(v) Whenever each of (x) the Financial Ratio Violation referenced in (i) above and (y) the dividends in arrears referenced in (ii) above have been cured for one quarter, then the right of the holders of the Series C Preferred Stock to elect such director(s) shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar Financial Ratio Violation or failure to pay dividends), and the terms of office of all persons elected as directors by the holders of the Series C Preferred Stock shall forthwith terminate and the number of directors shall be reduced accordingly. At any time after such voting power set forth in (i) and (ii) above shall have been so vested in the holders of Series C Preferred Stock, the Secretary of the Corporation may, and upon the written request of any holders of 10% of the aggregate amount of outstanding Series C Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series C Preferred Stock for the election of the directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law; provided, however, if such a request from holders of Series C Preferred Stock is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, the vote for such additional directors will be held at the earlier of the next annual or special meeting of stockholders. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of

Series C Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the records of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Series C Preferred Stock, a successor shall be elected by the Series C Preferred Stock, upon the nomination of the then-remaining director elected by the holders of the Series C Preferred Stock, if applicable, or the successor of such remaining director (or, if there are then no such directors or director elected by the holders of Series C Preferred Stock, such director shall be elected by the holders of Series C Preferred Stock as described above), to serve until the next annual meeting of the stockholders or special meeting held in place thereof if the term of such director shall not have previously terminated as provided above.

(c) So long as any share of Series C Preferred Stock is outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the affirmative vote of the holders of 67% of the outstanding shares of Series C Preferred Stock, in the case of (i) and (ii) below, and a majority of the outstanding shares of Series C Preferred Stock, in the case of (iii) below, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Any amendment, alteration or repeal of any of the provisions of this Corporation’s Charter or the Series C Preferred Articles Supplementary that materially adversely affects the voting powers, rights, preferences or other terms or privileges of the Series C Preferred Stock;

(ii) Any issuance by the Corporation of (a) any stock or other equity security to which the Series C Preferred Stock would be junior as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up or (b) any stock or other equity security which is redeemable at the option of the holder thereof, except with respect to this clause (b), any such stock or other equity security having redemption rights which are no more favorable in any material respect to the holder of such security than the redemption rights contained in these Articles Supplementary; and

(iii) Any merger or consolidation of the Corporation and another entity in which the Corporation is not the surviving corporation and each holder of Series C Preferred Stock does not receive shares of the surviving corporation with substantially similar rights, preferences, powers and other terms in the surviving corporation as the Series C Preferred Stock have with respect to the Corporation (except for changes that do not materially and adversely affect the holders of the Series C Preferred Stock).

For purposes of the foregoing provisions of this Section 11(c), each share of Series C Preferred Stock shall have one (1) vote per share. Except as set forth herein, the Series C Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Section 12. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 13. Applicability of Charter Article VII. The Series C Preferred Stock shall be subject to the provisions of Article VII of the Charter pursuant to which Series C Preferred Stock owned by a stockholder in excess of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit shall automatically be transferred to a Trust for the exclusive benefit of a Charitable Beneficiary, as provided in Article VII of the Charter.

Section 14. Title; Captions. The captions and headings used in these Articles Supplementary have been inserted for convenience of reference only and shall not be considered part of these Articles Supplementary or be used in the interpretation thereof.

SECOND: The Series C Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

FIFTH: The undersigned officers of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officers acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary of this 7th day of July, 2005.

SUNSTONE HOTEL INVESTORS, INC.

By:	/s/ ROBERT A. ALTER
Name:	Robert A. Alter
Its:	President

ATTEST:

By:	/s/ JON D. KLINE
Name:	Jon D. Kline
Its:	Secretary

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